Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 23, 2009 relating to the consolidated financial statements and financial statement schedule as of April 30, 2009 and 2008 and for the three years ended April 30, 2009 and the effectiveness of internal control over financial reporting as of April 30, 2009 of Casella Waste Systems, Inc. and subsidiaries, which appear in Casella Waste Systems, Inc’s Annual Report on Form 10-K/A for the year ended April 30, 2009.

/s/ Caturano and Company, P.C.

Boston, MA

December 9, 2009